Exhibit 10.16
Addendum To Employment Offer Letter For Severance Benefits

The provisions of this Addendum to Employment Offer Letter for Severance Benefits (the “Addendum”) are incorporated into, and are made a part of, the employment offer letter (the “Offer Letter”) by and between you, Lisa Peraza, and Connect Biopharm LLC (“Company”), to which this Addendum is attached. Capitalized terms used in this Addendum are either defined in the Offer Letter or in Appendix A.

1.Severance Benefits.
(a)Subject to Sections 1(b) and 2 below and your continued compliance with the Employee Confidential Information and Inventions Assignment Agreement executed by you in connection with your commencement of employment, if your employment is terminated by the Company without Cause (and, for the avoidance of doubt, other than as a result of your death or disability) or you resign for Good Reason, then you shall be entitled to the following severance benefits in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company:
(i)Payment of a lump sum amount equal to (A) in the event that your termination without Cause or your resignation with Good Reason occurs outside of the Change in Control Period (as defined below), nine (9) months of your Base Salary plus 75% of your Target Annual Bonus, in each case less applicable withholding, or (B) in the event that your termination without Cause or your resignation with Good Reason occurs during the twelve (12) month period following a Change in Control (such period, the “Change in Control Period”), twelve (12) months of your Base Salary plus 100% of your Target Annual Bonus, in each case less applicable withholding. Such amount shall be payable in a lump sum within ten (10) days following the effective date of your Release (as defined below); and
(ii)Payment for your premiums for health (i.e., medical, vision and dental) continuation coverage under COBRA for the Severance Period; provided, however, that (A) you are eligible for COBRA on the Termination Date and (B) you elect continuation coverage pursuant to COBRA, within the required time period. The Company shall continue to provide you with health coverage pursuant to this paragraph until the earliest of (1) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, (2) the last day of the Severance Period, or (3) the date on which you obtain comparable health coverage (such period, the “COBRA Coverage Period”). If any of the Company’s health benefits are self-funded as of your Termination Date, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment (grossed up to account for taxes) for the COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You agree to notify Company promptly after you obtain alternative health coverage; and

(iii)If your employment is terminated by the Company without Cause or you resign with Good Reason during the Change in Control Period, then each of your outstanding time-based stock awards (including any stock options, restricted stock or other awards granted to you by Parent) shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights for all of the shares you receive as a result of exercise upon the effective date of the Release; provided, however, that any performance-based stock awards shall continue to be governed by, and vest based on, the terms of the applicable award agreements. The foregoing provisions are hereby deemed to be a part of each stock award (and, for the avoidance of doubt, if any stock award is subject to more favorable vesting pursuant to any agreement or plan regarding such stock award, such more favorable provisions shall continue to apply and shall not be limited by this clause (iii)).

(b)As a condition to your receipt of any post-termination benefits pursuant to Section 1(a) above, you shall be required to execute and not revoke a general release of all claims in favor of the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”). In the event the Release does not become effective within the fifty-five (55) day period following the Termination Date, you shall not be entitled to the aforesaid payments and benefits.
2.Code Section 409A.

(a)Neither the Offer Letter nor this Addendum is intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 1(a) shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following your first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, the Offer Letter and this Addendum shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Addendum is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. For purposes of this Addendum, to the extent required to ensure the payments hereunder are exempt from or comply with Section 409A of the Code, all references to your “termination of employment” shall mean your “separation from service” as defined in Treasury Regulation Section 1.409-A-1(h) (“Separation from Service”).
(b)If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Addendum is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 2(b) shall be paid or distributed to you in a lump sum on the earlier of (i) the date that is six (6)-months following your Separation from Service, (ii) the date of your death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Addendum shall be paid as otherwise provided herein.
(c)To the extent applicable, the Offer Letter and this Addendum shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If you and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2),
(3) and (4) of the Code do not comply with Section 409A of the Code, you and the Company agree to amend this Addendum, or take such other actions as you and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in the Offer Letter or this Addendum is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Addendum shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.
(d)Any reimbursement of expenses or in-kind benefits payable under the Offer Letter or this Addendum shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of yours shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(e)In the event that the amounts payable under Section 1(a) are subject to Section 409A of the Code and the timing of the delivery of your Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (i) the payment date specified in such section or (ii) the first business day of the taxable year following your Separation from Service.

3.Miscellaneous Provisions.

(a)Integration. This Addendum, the Offer Letter and the Employee Confidential Information and Inventions Assignment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein, and supersede any other such promises, warranties, representations or agreements between you and the Company. This Addendum may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. For the avoidance of doubt, this Addendum does not change your employment at-will status. With respect to any conflict between this Addendum and the Offer Letter or any other employment related agreement, this Addendum shall prevail.

(b)Choice of Law. This Addendum will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

(c)Withholding. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

(d)Dispute Resolution. Any disputes, claims, or causes of action under this Addendum shall be governed by the arbitration provision in the Offer Letter.

(e)Counterparts. This Addendum may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Addendum may be executed and delivered by .pdf file and upon such delivery the .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

IN WITNESS WHEREOF, each of the parties has executed this Addendum, in the case of Company by its duly authorized officer, as of the dates set forth below.

CONNECT BIOPHARM LLC:	EMPLOYEE:

/s/ David Szekeres	/s/ Lisa Peraza
(Signature)	(Signature)

By: David Szekeres	Name: Lisa Peraza
Title: President
Date: 8/7/2024	Date: 8/7/2024

APPENDIX A

The following definitions shall be in effect under the Addendum to which this Appendix A is attached:

(a)Base Salary. “Base Salary” means your annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the effective date of your termination (but calculated prior to any reduction in your base salary that gives rise to your resignation for Good Reason).

(b)Cause. “Cause” means any of the following:
(i)Your unauthorized use or disclosure of any proprietary information of the Company or its affiliates or any material breach of a written agreement between you and any member of the Company or any affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement executed by you;
(ii)Your conviction by a court of competent jurisdiction of, or your pleading “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;
(iii)Your gross negligence or willful misconduct or your willful or repeated failure or refusal to substantially perform assigned duties;
(iv)the commission of an act of fraud, embezzlement or dishonesty by you, or the commission of some other illegal act by you, that causes material harm to the Company or any successor or affiliate thereof; or
(v)Your ongoing and repeated failure or refusal to perform or neglect of your duties as required by your offer letter, which failure, refusal or neglect continues for thirty (30) days following your receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect.
The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Addendum, to constitute grounds for termination for Cause.

(c)Change in Control. “Change in Control” shall have the meaning given to such term in the Plan. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any amount hereunder that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A- 3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

(d)COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)Code. “Code” means the Internal Revenue Code of 1986, as amended.

(f)Good Reason. “Good Reason” means the occurrence of any of the following events or conditions without your prior written consent:

(i)following the occurrence of a Change in Control, a material diminution in your title, authority, duties, or responsibilities;

(ii)a material diminution in your base compensation, unless such a reduction is imposed across-the-board to similarly-situated employees of the Company;

(iii)a material change in the geographic location at which you must perform your duties that increases your one-way commute by more than thirty (30) miles as compared to your then-current principal place of employment immediately prior to such relocation; or

(iv)any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under the Offer Letter or this Addendum.

You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within sixty (60) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from you. Your resignation for Good Reason must occur within thirty (30) days following the expiration of the foregoing thirty (30) day cure period.

(g)Plan. “Plan” shall mean Parent’s 2021 Stock Incentive Plan, as amended from time to time.

(h)Section 409A. “Section 409A” shall mean Section 409A of the Code.

(i)Severance Period. The “Severance Period” shall be equal to (i) nine (9) months from the Termination Date if your employment is terminated by the Company without Cause or you resign for Good Reason outside of the Change in Control Period, or (ii) twelve (12) months from the Termination Date if your employment is terminated by the Company without Cause or you resign for Good Reason during the Change in Control Period,

(j)Target Annual Bonus. “Target Annual Bonus” shall mean your “target” annual bonus opportunity as in effect for the calendar year in which your termination occurs (but calculated prior to any reduction in your “target” annual bonus opportunity that gives rise to your resignation for Good Reason).

(k)Termination Date. “Termination Date” shall mean the effective date of your termination of employment.